UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 26, 2015

PARKER DRILLING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-07573	73-0618660
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Greenway Plaza, Suite 100 Houston, Texas	77046
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 406-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01.

The information included or incorporated by reference in Item 2.03 below is incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Company

On January 26, 2015, Parker Drilling Company, a Delaware corporation (the “Company”) amended and restated its senior secured credit agreement (the “Credit Agreement”) with the Company, as borrower, Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and an issuer of letters of credit, the several banks and other financial institutions or entities from time to time parties thereto as lenders (the “Lenders”), Wells Fargo Bank, National Association, as syndication agent, and Barclays Bank PLC, as documentation agent. The Credit Agreement has a term of five years. The Credit Agreement is a further amendment and restatement of the Company’s Amended and Restated Credit Agreement dated as of December 14, 2012, as amended.

The obligations of the Company under the Credit Agreement are guaranteed by substantially all of the Company’s domestic subsidiaries (except for domestic subsidiaries owned by foreign subsidiaries, project finance subsidiaries and certain immaterial subsidiaries), each of which has executed a guaranty as a subsidiary guarantor. In addition, the obligations of the Company under the Credit Agreement are secured by a pledge of the stock of all of the subsidiary guarantors, certain immaterial domestic subsidiaries and certain first-tier foreign subsidiaries, a naval mortgage on certain barge drilling rigs, inventory, equipment and land rigs of the subsidiary guarantors, and other tangible and intangible assets of the Company and the subsidiary guarantors.

The Credit Agreement provides for a five year senior secured $200 million revolving credit facility (the “Revolving Credit Facility”). Up to $50 million of the Revolving Credit Facility may be used for letters of credit. Extensions of credit under the Credit Agreement may be used for working capital and other general corporate purposes. The Company will have the option to increase the Credit Agreement up to an additional $75 million, subject to the satisfaction of certain conditions and the procurement of additional commitments from new or existing Lenders.

At the option of the Company, borrowings under the Credit Agreement may bear interest at (i) the Base Rate (as defined in the Credit Agreement) plus the Applicable Rate described below (“Base Rate Loans”) or (ii) the Eurodollar Rate (as defined in the Credit Agreement) plus the Applicable Rate described below (“Eurodollar Rate Loans”). The Applicable Rate means (i) from the closing date to the date on which the Administrative Agent receives a Compliance Certificate for the fiscal quarter ending December 31, 2014, 1.50%  per annum for Base Rate Loans and 2.50% per annum for Eurodollar Rate Loans, and (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate submitted by the Company and received by the Administrative Agent:

Applicable Rate
Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate Loans and Letters of Credit	Base Rate Loans
1	< 2.50: 1	2.50%	1.50%
2	≥ 2.50:1 but < 3.50: 1	2.75%	1.75%
3	≥ 3.50: 1	3.00%	2.00%

As of the closing of the Credit Agreement on January 26, 2015, there were letters of credit with an aggregate face amount of $11,553,308 outstanding and $30,000,000 in aggregate principal amount of revolving credit loans outstanding under the Revolving Credit Facility.

The Credit Agreement includes customary affirmative and negative covenants, such as limitations on indebtedness, liens, entry into certain affiliate transactions and payments (including payment of dividends) and maintenance of certain ratios and coverage tests (including a minimum Asset Coverage Ratio (as defined in the Credit Agreement) of 1.25:1.00 at each quarter end).

The Credit Agreement also includes customary events of default for facilities of this nature. Specifically, an event of default under the Credit Agreement may be triggered by, among other things, a failure to comply with financial covenants or other covenants, a failure to make payments when due, a change in control of the Company or certain insolvency proceedings. An event of default would permit the Lenders to restrict the Company’s access to the Revolving Credit Facility and to take possession of the collateral to satisfy any outstanding loans or letters of credit.

The above description of the material terms and conditions of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release of January 28, 2015 announcing the Credit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARKER DRILLING COMPANY

Date: January 30, 2015	By:	/s/ JON-AL DUPLANTIER
Jon-Al Duplantier
Senior Vice President and General Counsel